Exhibit 10.19

Certain confidential information contained in this document, marked by [***], has been omitted because the registrant has determined that the information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

Grayscale Investments, LLC
290 Harbor Dr 4th Fl
Stamford, CT 06902

June 25, 2024

Michael Sonnenshein
[***]

Dear Michael:

This confidential agreement (this “Agreement”) sets forth our mutual agreement concerning the termination of your employment from Grayscale Investments, LLC (the “Company,” and together with its current, past and future subsidiaries and affiliates, the “Company Group”).

1.
Termination. Effective as of May 16, 2024 (the “Effective Date”), your employment with the Company Group and your position as Chief Executive Officer of the Company and a member of the Board of Directors of the Company (the “Board”) terminated. Effective as of the Effective Date, you resigned from all other officer, director and other positions that you hold with the Company Group. You agree that you will cooperate with the Company Group to make any such resignations effective. On and after the Effective Date, you will not represent yourself as being an employee, officer, director, agent or representative of the Company Group. Without limiting the foregoing, you will cooperate in good faith with the Company to effect an orderly transition, including cooperating with the Company to cancel or transition to another designated Company employee, any scheduled Company meetings or speaking engagements or other events on behalf of the Company.
2.
Equity Holdings. As of the date of this Agreement, you represent and warrant that (i) Exhibit A hereto sets forth a complete and accurate list of your holdings of shares of Class B common stock (“Class B Shares”) of Digital Currency Group, Inc. (“DCG”), stock options to purchase Class B Shares and stock appreciation rights with respect to Class B Shares, and the vesting status of such shares and awards (together, the “DCG Equity”), and (ii) such DCG Equity holdings set forth on Exhibit A represent all outstanding equity securities of DCG, the Company and their respective affiliates that you hold or otherwise have the right to acquire. As shown on Exhibit A, your DCG Equity includes an additional grant of options to purchase Class B Shares in respect of the 2023 fiscal year, made immediately prior to your termination.
3.
Termination Payments. Subject to your execution of this Agreement and compliance with your obligations under this Agreement, and in consideration of the covenants incorporated herein and the waiver and release set forth below, you will be entitled to the following:
(a)
Severance. You will receive the following severance payments and benefits, in each case less applicable tax withholdings:
(i)
An amount in cash, payable by wire or direct deposit to the bank account information on file with the Company, equal to $2,500,000, payable as soon as practicable within 10 business days after the one-year anniversary of the Effective Date; and
(ii)
a supplemental health and welfare payment of $78,145.02, payable on or within 10 business days of the date of this Agreement, which may, among other things, be used to pay for coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Effective Date.
(b)
DCG Equity. In addition, the Company will cause DCG to provide, and DCG shall provide, for the following treatment of your outstanding DCG Equity will be treated as follows:
(i)
You will receive credit for one additional year of vesting in respect of your unvested DCG Equity, as shown in Exhibit A. Any such DCG Equity interests that are unvested as of the Effective Date and have not vested in accordance with the preceding sentence shall be immediately cancelled and forfeited in their entirety for no consideration.
(ii)
Within 10 business days after the date of this Agreement, the DCG Equity designated as First Tranche Repurchased Equity in Exhibit A shall be repurchased by DCG based on the fair market value of the Class B Common Stock of DCG as of the date of this Agreement, which the board of directors of DCG (the “DCG Board”) has determined reasonably and in good faith is the amount set forth in Exhibit A, less any applicable exercise or strike price.
(iii)
Within 10 business days after the date of this Agreement, the DCG Equity designated as Second Tranche Repurchased Equity in Exhibit A shall be repurchased by DCG based on the fair market value of the Class B Common Stock of DCG as of the date of this Agreement, which the DCG Board has determined reasonably and in good faith is the amount set forth in Exhibit A; provided, however, that the payment of the purchase price for the Second Tranche Repurchased Equity shall not be paid until the first anniversary of the Effective Date (the “Deferred Repurchase Payment Date”), and such payment shall be without interest and subject to your continued compliance with this Agreement.
(iv)
Any of your vested DCG Equity that is not repurchased pursuant to clauses (ii) and (iii) above (the “Remaining DCG Equity”)

shall remain outstanding in accordance with its original terms; provided, however, that:
(A)
With respect to any Remaining DCG Equity that is a stock option (as designated on Exhibit A), the term of such stock option shall be extended to the original expiration date that would have applied had your employment not terminated, and may be exercised at any time on a cashless basis net of both the applicable exercise price and any taxes due. In addition, the Company acknowledges and agrees that you have elected to net exercise those stock options as designated in Exhibit A.
(B)
Any Remaining DCG Equity that is a stock appreciation right shall be settled net of all tax withholding in shares of common stock on or within 10 business days following the date of this Agreement;
(C)
DCG will provide you with the opportunity to require DCG to repurchase all or a portion of such Remaining DCG Equity, with an aggregate Fair Market Value (as defined in Exhibit B) upon a Grayscale Liquidity Event (as defined in Exhibit B), in accordance with the procedures set forth in Exhibit B; provided that if the Grayscale Liquidity Event is an IPO of the Company, then the maximum aggregate amount of Remaining DCG Equity that you may require DCG to repurchase will be limited to $1,000,000; and
(D)
DCG will have the right to repurchase all or a portion of the Remaining DCG Equity at any time after the date of this Agreement in accordance with the procedures set forth in Exhibit B.
(E)
Notwithstanding anything to the contrary in the DCG, Inc 2016 Stock Option and Grant Plan, award agreements or other documents applicable for the Remaining DCG Equity (the “Stock Documents”), upon a Sale Event (as defined in the Stock Documents), any Remaining DCG Equity shall not terminate or be cancelled without full payment equal to the Fair Market Value of each share of stock less the applicable exercise price and any taxes due; provided that such payment may be made in cash or any other consideration received by shareholders of DCG in connection with such Sale Event and will be subject to any earnouts, deferred payment schedules or other contingent payment terms as apply to other shareholders of DCG.
(c)
Genesis Claims. With respect to any claims you have against Genesis Global Capital, LLC (“GGC”) in GGC’s chapter 11 bankruptcy case arising out of any cash and/or digital assets you deposited with GGC, to the extent the Company makes the determination in its sole discretion to provide any consideration to its or its subsidiaries’ or affiliates’ employees on account of any cash and/or digital assets such employees deposited with GGC, you shall be entitled to receive the same consideration you would have as if you were still a current employee. Notwithstanding anything contained herein and for the avoidance of doubt, you shall not have any claim or cause of action against the Company or its affiliates to the extent the Company does not provide for any consideration to its or its subsidiaries’ or affiliates’ employees, which shall remain in the Company’s full and sole discretion.
4.
Business Expenses. As promptly as practicable after the date of this Agreement, the Company will pay you any unreimbursed business expenses incurred through the Effective Date to which you are entitled pursuant to the Company’s expense reimbursement policies.
5.
No Other Compensation or Benefits. Except as otherwise specifically provided herein or as required by COBRA or other applicable law, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company Group on or after the Effective Date. You hereby acknowledge and represent that, other than the amounts set forth in this Agreement, the Company has provided or paid all wages, fees, reimbursable expenses, and/or any and all other benefits and compensation due to you. For the avoidance of doubt, you shall be solely responsible for paying the full cost of the monthly premiums for COBRA coverage.
6.
Restrictive Covenants.
(a)
Confidential Information.
(i)
Non-Disclosure. Subject to the employee protections set forth in Section 10 of this Agreement, you agree to (A) treat all Confidential Information (as defined below) as strictly confidential and (B) not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose publicly or to any third party, whether during or at any time after your employment with the Company, any Confidential Information unless such information has been previously disclosed to the public by the Company Group or has become public knowledge through no direct or indirect fault of you or any person acting on your behalf; provided, however, that the provisions of this Section 6(a) will not prohibit: (I) disclosure to your legal or financial advisors, so long as such advisor(s) are bound to keep such information private and confidential; or (II) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement. For the avoidance of doubt, you understand that your obligations under this Agreement with regard to Confidential Information commences immediately on your first having access to such Confidential

Information (including during employment with the Company or any of its predecessors or affiliates prior to the Effective Date) and shall continue during and after your employment with the Company until such time as such Confidential Information has become public knowledge other than as a result of the direct or indirect fault of you or any person acting on your behalf.
(ii)
Definition. For purposes of this agreement, “Confidential Information” means proprietary information (including but not limited to trade secrets) concerning the business of Company Group, which may include information and/or documents relating to Company Group’s business plans and practices, reports, costs, revenues, profits, client or customer information, client or supplier lists, investor information, key personnel, operational methods, plans for future developments, business affairs and methods, sales and marketing data, pricing strategy and techniques, management, finances, databases, investment planning, algorithms, formulae, cryptocurrency technology and methodology (including but not limited to mining, staking, and blockchain), trademarks, copyrights, patents, publications, writings or other materials, designs, graphics, processes, models and systems, technology, codes, technical and software programming information, computer systems and access information, information furnished to the Company Group by third parties, legal issues, affiliates, or other information not generally known or available to the public, including, without limitation, to information conceived or developed by you.
(b)
Non-Competition. During your employment and for a period of 12 months following the Effective Date, you agree not to, directly or indirectly, in the United States or elsewhere where the Company or any of its subsidiaries is engaged in business (the “Restricted Area”), on your own behalf or on the behalf of another (including as a shareholder, member, partner, joint venturer or investor of another person) engage in, control, advise, manage, serve as a director, officer or employee of, act as a consultant to or contractor or other agent for, receive any economic benefit from or exert any influence upon, any business or activity that competes, directly or indirectly, with any other material business conducted by Company or any of its subsidiaries while you were employed by the Company, including, without limitation, (i) any digital asset or digital currency asset management business, or any business involved in the creation or management of digital asset investment products, and (ii) any other material business engaged in by the Company or any of its subsidiaries with which you had substantial managerial responsibility (each, a “Competitive Business”) or invest or own any interest publicly or privately in any Competitive Business. Notwithstanding the foregoing, the restrictions in this Section 6(b) shall not prohibit (A) you from serving as an employee, consultant, or other person performing similar responsibilities for the Company or any affiliate of the Company; (B) engaging in any capacity whether as an employee, consultant or other person performing services in investment banking for businesses in the crypto-currency industry that are not engaged in digital asset management, (C) the ownership by you or any of your affiliates of capital stock or other equity interests of any entity whose securities are listed on a national securities exchange or traded in the over-the-counter markets so long as (I) you, together with your affiliates, and any member of a group in which you or any of your affiliates is a party, do not own more than 5% of the outstanding voting power of such entity and (II) such capital stock or other equity interests of such entity are held solely as a passive investment, or (III) passive investment in any fund or pool investment vehicle or account. Anything herein to the contrary notwithstanding, you shall not be precluded from engaging in any capacity for an entity that has multiple business units (“Diversified Enterprise”) including a business unit which involves a Competitive Business so long as (x) you do not provide any services to the Competitive Business unit and (y) the Competitive Business unit’s revenues are less than 10% of the Diversified Enterprise’s revenues.
(c)
Non-Solicitation. During your employment and for a period of 24 months following the Effective Date, you agree not to, directly or indirectly, in the Restricted Area, on your own behalf or on the behalf of another (including as a shareholder, member, partner, joint venturer or investor of another person):
(i)
solicit, divert or attempt to solicit or divert any person who as of the Effective Date, is or was, within the one-year period prior to the Effective Date, a customer, client, supplier, or licensee of the Company or any of their subsidiaries, (each, a “Company Customer”), for the purpose of engaging in, offering, purchasing, procuring, providing or selling goods or services competitive with those provided by the Company or any of its subsidiaries, or attempt in any manner to persuade any such Company Customer to cease to do business or to reduce the amount of business which any such Company Customer has customarily done or contemplates doing with the Company or any of its subsidiaries;
(ii)
hire, employ, engage or solicit for employment or services (either on a full time or part time basis, or in a consultancy or other non- employee role) any Covered Employee (as defined below); provided that the term “solicit for employment or services” as used in this clause (ii) shall not be deemed to include (A) generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise, including general advertisements or social media announcements that may be targeted to a particular geographic or technical area but are not targeted specifically towards employees of the Company or its subsidiaries; or (B) actions taken by any person or entity with which you are associated if you are not personally involved in any manner in the matter and have not identified such employee of the Company or any of its Affiliates for soliciting or hiring; or
(iii)
encourage or induce any officer, employee, consultant or representative of the Company or any of its subsidiaries as of the Effective

Date to leave his or her employment or service relationship the Company and its subsidiaries.

“Covered Employee” means any officer or employee of the Company or any of its subsidiaries who (i) was employed or engaged by the Company or any of its subsidiaries as of or within the 12 months prior to the Effective Date and (ii) was so employed or engaged as of the date of the relevant hiring, employment, engagement or solicitation for employment or services, or within the 12-month period immediately preceding such date.

(d)
Nondisparagement. Subject to the employee protections set forth in Section 10 of this Agreement, you agree that during your employment with the Company Group and at all times thereafter, you will not, and you will not cause or encourage any other person or entity to, issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company, DCG, or any other member of the Company Group, their business, products, or any of their officers, directors, employees, or shareholders, including, without limitation, through written, audio, television or other video publications or interviews, internet posts, email or messaging accounts, social media accounts and/or other postings, publications or forums. The foregoing shall not be violated by you making or publishing truthful statements (A) when required by law, subpoena, or court order, (B) in the course of any legal, arbitral, or regulatory proceeding, (C) to any governmental authority, regulatory agency or self-regulatory organization, including as set forth in Section 10 of this Agreement, (D) in connection with any investigation by the Company Group, (E) in defense of disparaging statements made by any Released Party about you, or (F) where a prohibition or limitation on such communication is unlawful.
(e)
Reformation; Specific Performance.
(i)
If any provision of this Section 6 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, the Company and you agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.
(ii)
You acknowledge that a material part of the inducement for the Company to provide the compensation and benefits provided herein are the covenants set forth in this Section 6, that such covenants relate to special, unique and extraordinary matters and that a violation of any of such covenants will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, you agree that if you breach any of such covenants, the Company shall be entitled to seek an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining you from committing any violation of such covenants, and the Company shall have no further obligations to pay you any compensation or benefits otherwise payable hereunder. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as an arbitrator (or court) reasonably determines.
7.
Cooperation. Subject to the employee protections set forth in Section 10 of this Agreement, following the Effective Date, you agree to cooperate reasonably with and provide truthful information to the Company, DCG and each other member of the Company Group and each of their respective direct or indirect subsidiaries and affiliates (including its and their outside counsel) in connection with (a) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company reasonably believes you may have knowledge or information relevant thereto; and (b) responding to requests for information from regulatory agencies or other governmental authorities concerning matters on which you worked, for which you were responsible during the course of your employment with the Company, or about which you have relevant knowledge (together, the “Cooperation Services”). You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably requested by the Company’s counsel. Subject to the employee protections set forth in Section 10 of this Agreement, you further agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) or provide documentation which in any way relates to your employment by or services to the Company, you will give prompt notice of such request to the Company or its counsel and unless compelled by law, in your reasonable determination, you will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. The Company shall not utilize this Section 7 to require you to make yourself available to an extent that would unreasonably interfere with your employment or other business or personal responsibilities. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company or an affiliate calls you as a witness. The Company shall reimburse you for all costs and travel expenses you incur in connection with the Cooperation Services, including to the extent that you deem necessary or desirable to be represented by your individual counsel, the cost of such attorneys’ fees, that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation.
8.
Confidentiality of this Agreement. Subject to the employee protections set forth in Section 10 of this Agreement, you agree that, except for the disclosure of your obligations under Section 6 to a new employer or business affiliation, and except to enforce the terms of this Agreement or as may be required by applicable law or legal process, you will not disclose the terms of this Agreement to any person other than your accountants, financial advisors, attorneys or spouse; provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.
9.
Return of Property. Subject to the employee protections set forth in Section 10 of this Agreement, no later than 7 days following the date of this Agreement, you will deliver to the Company (or, if requested by any member of the Company Group, destroy) all property made available to you in connection with your employment or service by any member of the Company Group, including, without limitation, any and all memoranda, books, records, customer lists, notebooks, electronic devices, credit cards, files, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of any member of the Company Group.
10.
Employee Protections. You acknowledge that:
(a)
You have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise is intended to prohibit you from disclosing this Agreement to, or from cooperating with or reporting violations of federal, state or local law or regulation that have occurred, are occurring, or are about to occur to the SEC or any other such governmental entity or self-regulatory organization. You do not need the prior authorization of any member of the Company Group to make any such reports or disclosures, and you shall not be required to notify any member of the Company Group that such reports or disclosures have been made. No member of the Company Group may retaliate against you for any of these activities, and nothing in this Agreement or otherwise requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental entity. Moreover, nothing in this Agreement or otherwise prohibits you from notifying the Company that you are going to make, or have made, a report or disclosure to the SEC or any other such governmental entity or self-regulatory organization.
(b)
Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that you shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if you file a lawsuit for retaliation by any member of the Company Group for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (I) file any document containing the trade secret under seal and (II) do not disclose the trade secret, except pursuant to court order.
11.
Release.
(a)
General Release. Subject to the employee protections set forth in Section 10 of this Agreement, in consideration of the Company’s obligations under this Agreement and for other valuable consideration, you, your successors, administrators, heirs and assigns (the “Releasors”) hereby release and forever discharge the Company, DCG, each other member of the Company Group and each of their respective direct or indirect subsidiaries and affiliates, any of their direct or indirect shareholders, officers, employees, directors, managers, employees, attorneys, administrators, benefit plans, plan administrators, insurers, trustees, divisions, agents and predecessor and successor corporations or assigns (collectively, the “Released Parties”) from any and all claims, actions and causes of action (collectively, “Claims”), including, without limitation, any Claims arising under (A) the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514; Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a) but excluding from this release any right you may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program, (B) any applicable federal, state, local or foreign law, that the Releasors may have, or in the future may possess arising out of (I) your employment or consulting relationship with and service as a director, employee, officer, consultant or manager of the Company or any other member of the Company Group, and the termination of such relationship, or (II) any other event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof, (C) any and all claims for attorneys’ fees and costs, and/or (D) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you as a result of this Agreement; provided, however, that the release set forth in this Section 11(a) will not apply to (i) the obligations of the Company and DCG under this Agreement, (ii) your rights as an equity holder of DCG, (iii) the obligations of the Company to continue to provide director and officer indemnification to you as provided in the governing documents of the Company and the Indemnification Agreement between the Company and you dated June 30, 2023 (the “Indemnification Agreement”), and (iv) claims you have against GGC in its chapter 11 bankruptcy case as a creditor or depositor.
(b)
Representation. Subject to the employee protections set forth in Section 10 of this Agreement, you hereby represent that you have not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit or administrative agency proceeding, or action at law or otherwise against any of the Released Parties.
(c)
Full Satisfaction. You agree that the benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against the Company or any other member of the Company Group arising out of your employment or consulting relationship, your service as a director, employee, officer, consultant or manager of the Company or any other member of the Company Group and the termination thereof.
12.
Claim or Breach. In the event that you (a) file any charge, claim, demand, action or arbitration with regard to your employment, compensation or termination of employment under any federal, state, local or foreign law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of this Agreement or failure to honor the obligations set forth herein or (b) breach any of the covenants contained in or incorporated into this Agreement, you will forfeit the right to receive, or will be required to repay, any payments or provide any benefits provided pursuant to Section 3(a) or 3(b) of this Agreement.
13.
No Admission of Liability. You understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by you, except with respect to the employee protections set forth in Section 10 of this Agreement. No action taken by the Released Parties hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by any Released Party of any fault or liability whatsoever to you or to any third party. Nothing in this Agreement shall be construed as an admission by the Company of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.
14.
Miscellaneous.
(a)
Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied prior agreement with respect to the terms of your employment and the termination thereof which you may have had with the Company Group (including, without limitation, your applicable DCG Equity award agreements, except as expressly set forth herein), except that the Indemnification Agreement will continue in effect in accordance with its terms. This Agreement may be amended only by a written document signed by the parties hereto.
(b)
Governing Law. Subject to the employee protections set forth in Section 10 of this Agreement, this Agreement will be governed by, and construed in accordance with, the laws of the State of Connecticut (determined without regard to the choice of law provisions thereof or the choice of law provisions of any other jurisdiction that would cause the application of any other law than that of the State of Connecticut). Any dispute concerning or pertaining to this Agreement or the claimed breach of this Agreement and/or your employment shall take place only in state or federal court in the proper jurisdiction in Connecticut. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)
Withholding. Any payments made to you under this Agreement will be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.
(d)
Voluntary Assent. You affirm that you have read this Agreement, and understand all of its terms, including the full and final release of claims set forth in Section 11 of this Agreement. You further acknowledge that you have voluntarily entered into this Agreement; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; and that this document gives you the opportunity and encourages you to have this Agreement reviewed by your attorney and/or tax advisor.
(e)
Waiver and Amendment. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement will be valid only if made in writing and signed by each of the parties hereto. No waiver by either of the parties hereto of their rights hereunder will be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
(f)
Severability. In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.
(g)
Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.
(h)
Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns and shall inure to the benefit of and be binding upon you and your legal representatives and heirs.
(i)
Notices. Every notice or other communication relating to this Agreement will be in writing, and will be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices and communications by you to the Company will be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to you may be given to you personally or may be mailed to you at your last known address, as reflected in the Company’s records. Any notice so addressed will be deemed to be given or received (a) if delivered by hand, on the date of such delivery, (b) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (c) if mailed by registered or certified mail, on the third business day after the date of such mailing.

[Signature Page Follows]

GRAYSCALE INVESTMENTS, LLC
By:	/s/ Mark Shifke
Name: Mark Shifke
Title: Chair of the Board of Directors

YOU HEREBY ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THAT YOU FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT YOU HEREBY ENTER INTO THIS AGREEMENT VOLUNTARILY AND OF YOUR OWN FREE WILL.

ACCEPTED AND AGREED:
/s/ Michael Sonnenshein
Michael Sonnenshein

Solely with respect to Section 3(b):

ACCEPTED AND AGREED by its authorized officer:

DIGITAL CURRENCY GROUP, INC.
/s/ Mark Shifke
Name:	Mark Shifke
Title:	Chief Financial Officer

EXHIBIT B

1.	Definitions. (a)

“Cash Liquidity Event” in respect of the Company shall occur upon the consummation of a transaction, or series of related transactions, pursuant to which one or more persons or group of persons (other than DCG or any other affiliate of the Company or any employee benefit plan thereof) acquires or becomes the beneficial owner, directly or indirectly, of (a) voting equity of the Company possessing the power to vote more than 50% of the voting equity of the Company (whether such transaction is effected by merger, consolidation, recapitalization, sale or transfer of the Company’s equity or otherwise), or (b) all or substantially all of the assets of the Company and its subsidiaries; provided that, in all cases, such transactions will only constitute a Cash Liquidity Event if they result in (i) DCG (or any of its affiliates) ceasing to have the power (whether by ownership of voting securities, contractual rights or otherwise) collectively to elect a majority of the Board and (ii) DCG receiving cash proceeds in respect of its sale of equity interests in the transaction.

	(b)	“Grayscale Liquidity Event” means the consummation of any of the following: (i) an IPO (as defined below), or (ii) a “Cash Liquidity Event” (as defined above).
(c)

“Fair Market Value” means the fair market value of a share of Class B Common Stock of DCG as of the date of determination, as determined by the DCG Board in good faith based on a valuation method not inconsistent with Section 409A of the Internal Revenue Code and any regulations or other guidance issued thereunder.

(d)

“IPO” means the consummation of a registered underwritten initial public offering of the Company (or any holding company or similar entity formed for the purpose of an initial public offering of the Company).

	(e)	“Repurchase Date” means the closing date of the repurchase of any DCG Equity pursuant to the Put Right or the Call Right.
	(f)	“Repurchase Price” in respect of any DCG Equity means the Fair Market Value of the shares underlying such DCG Equity as of the date of repurchase, less any applicable exercise or strike price.
2.	Liquidity Event Put Right; DCG Call Right.
	(a)	You may exercise your right to require DCG to repurchase all or a portion of your Remaining DCG Equity, (which, in the case of an

IPO, shall be limited to an amount of Remaining DCG Equity with an aggregate Fair Market Value of up to $1,000,000) (the “Put Right”), by delivering written notice to DCG on or before the last day of the 90-day period following a Grayscale Liquidity Event (the “Put Right Notice Period”) in accordance with the notice procedures set forth in Section 14(i) of this Agreement (such notice, the “Put Notice”), which such Put Notice shall set forth the type or types of DCG Equity that you desire to be purchased by DCG and the desired aggregate Repurchase Price that you want to receive. Notwithstanding the foregoing, in the event that Grayscale Liquidity Event is triggered as a result of an IPO, your “Put Right” shall be applicable for an amount of DCG Equity up to $1,000,000. Upon receipt of a Put Notice within the Put Right Notice Period, DCG shall deliver written notice to you, in accordance with the notice procedures set forth in Section 14(i) of this Agreement, as soon as practicable thereafter, but no later than 30 days following the date of receipt of the Put Notice, setting forth: (i) the aggregate Repurchase Price, (ii) amount of each type of DCG Equity that may be repurchased for the Repurchase Price and (iii) the Repurchase Date, which shall be no later than 30 days following receipt of the Put Notice. DCG will cooperate in good faith with you to finalize the number and type of DCG Equity that will be repurchased pursuant to the Put Right in light of the then-current Fair Market Value. The consummation of the repurchase pursuant to your exercise of the Put Right shall occur on the Repurchase Date in accordance with Section 3 below. Notwithstanding anything to the contrary in this Agreement, you shall only be entitled to exercise the Put Right once during the Put Right Notice Period occurring in connection with the first Grayscale Liquidity Event to occur, and after the expiration of such Put Right Notice Period, your Put Right shall terminate.

(b)

DCG may exercise its right to repurchase all or any portion of your Remaining DCG Equity (the “Call Right”) by delivering written notice to you at any time (the “Call Notice”), which specifies: (i) the number and type of DCG Equity to be purchased by DCG; (ii) the Repurchase Price; and (iii) the Repurchase Date, which will be no later than 30 days after the Call Notice. The consummation of the repurchase pursuant to DCG’s exercise of the Call Right shall occur on the Repurchase Date in accordance with Section 3 of this Exhibit B.

3.

Repurchase Procedures. In connection with the exercise of any Put Right or Call Right, you shall promptly execute and deliver to DCG all documents reasonably requested by DCG to evidence the transfer of the Remaining DCG Equity to DCG, including all certificates evidencing the Remaining DCG Equity so transferred (or affidavits with respect to any lost or destroyed certificates (if any)) free and clear of all liens, restrictions, security interests, adverse claims and encumbrances. Subject to your having delivered all of the requested documents and satisfying the conditions set forth in the preceding sentence, the closing of the exercise of any Put Right or Call Right will take place on the Repurchase Date, at which time DCG shall deliver to you the Repurchase Price in cash by check or wire transfer. The Repurchase Price may be subject to reduction and applied as a setoff against any obligation owed by you to the Company or DCG. DCG may withhold from any Repurchase Price amounts of withholding and other taxes required to be withheld by the applicable employment or other tax rules.

4.	.	The Company shall cause DCG to follow the procedures set forth in this Exhibit B